Exhibit 99.5

Asure Software Expands into HR Consulting with Acquisition of
Personnel Management Systems, Inc.

Austin, Texas, January 3, 2017 – Asure Software, Inc. (NASDAQ: ASUR), a leading provider of Human Capital Management (HCM) and Digital Workplace software, has acquired Personnel Management Systems, Inc. (PMSI). Based in Seattle, Washington, PMSI is a top provider of complete, affordable, turnkey HR solutions for small- and mid-sized businesses.

Through the acquisition, Asure will add HR consulting expertise to the company’s current offering. Existing and new Asure clients will now have access to an outsourced human resources department, which when combined with Asure’s current solution, will provide clients all the tools necessary to ensure the success of their most valuable resources – their people.

“We are thrilled with the acquisition of PMSI, as there is a natural synergy between our two organizations,” said Asure Software CEO, Pat Goepel. “More specifically, PMSI enhances our software and service offering, and with their expertise, we will successfully roll this service out nationwide. By adding a valued service such as HR Outsourcing for small to medium sized companies, we are positioning Asure for important growth and expansion, which will be accretive to our P&L.”

With the availability of the full suite of Asure solutions, combined with the local expertise that they have come to value and expect, PMSI clients can leverage every possible resource required to optimize their investment in human capital.

“PMSI has been the leading provider of HR services in the Seattle area for over 25 years,” said PMSI President, Jack Goldberg. “We are very proud of our people and the quality of our work.  Asure Software is an excellent partner. The acquisition provides us with new client tools and resources, and allows us to expand our model nationwide and eventually on a global scale.”

PMSI was advised in the transaction by the investment banking firm of Brown Gibbons Lang.

About Asure Software
Asure Software, Inc. (NASDAQ: ASUR), headquartered in Austin, Texas, offers intuitive and innovative technologies that enable companies of all sizes and complexities to operate more efficiently. The company ensures a high-performing work environment by integrating its “keep it simple” solutions and expertise to more than 7,000 clients worldwide. Asure Software’s suite of solutions range from HCM workforce management solutions, time and attendance to workspace asset optimization and meeting room management solutions. For more information, please visit www.asuresoftware.com.

Asure Company Contact
Stacy Zellner
Telephone: 888-323-8835 x 3111
E-mail: szellner@asuresoftware.com

Asure Investor Contact
Matt Glover and Najim Mostamand
Liolios Group, Inc.
Telephone: 949-574-3860
E-mail: ASUR@liolios.com

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